Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Pharmaceuticals Reacquires U.S. Commercial Rights

for ADASUVE® (loxapine) inhalation powder

Mountain View, California, February 24, 2016 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has reacquired U.S. commercial rights for ADASUVE® (loxapine) inhalation powder from Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd. Alexza and Teva have also restructured the obligations under the outstanding note from Teva. In conjunction with the reacquisition of U.S. ADASUVE rights, Alexza and Teva have completed a transition agreement, which is intended to provide continued availability of ADASUVE by Alexza to patients and health care providers.

Terms of the ADASUVE Product Reacquisition

•	The ADASUVE NDA and related regulatory filings will be transferred to Alexza. Alexza will assume responsibility for all regulatory activities related to ADASUVE in the U.S.

•	Responsibility for the ADASUVE U.S. Phase 4 study, product pharmacovigilance, medical services, and REMS compliance will be transferred to Alexza over the course of the next 90 days. Alexza intends to continue these activities with the relationships and agreements established by Teva.

•	Teva will transfer to Alexza product inventory, promotional materials, and other ADASUVE trade materials. Alexza will have the ability to promote and distribute ADASUVE, under the currently approved label and labeling for up to 12 months, including to existing customers, subject to certain limitations.

•	Alexza will take over responsibility for administering the ongoing investigator sponsored studies and the directed research grant.

Terms of the Teva Note Restructuring

•	Alexza will issue approximately 2.17 million shares to Teva as consideration for the reduction in the Teva note by $5 million of principal and forgiveness of all accrued and unpaid interest. After the share issuance, Teva will own approximately 9.9% of Alexza’s outstanding common stock.

•	The remaining Teva note balance will become payable in the first calendar year following the calendar year in which the aggregate annual net sales of ADASUVE and any other Staccato-based products first reach $50 million in the U.S. After the U.S. sales reach this threshold, the $20 million note balance will be due and will be payable in four consecutive annual payments of $5 million each.

“We appreciate the efforts that Teva has made to date and are looking forward to continuing to build the ADASUVE brand. We remain confident in ADASUVE’s long-term commercial prospects and plan to continue to work with Teva to effect a smooth transition,” said Thomas B. King, Alexza President and CEO. “Moving forward, Alexza will have primary responsibility for the immediate commercial aspects of ADASUVE and is working diligently to identify a new U.S. commercial partner for ADASUVE.”

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products and development pipeline are based on the Staccato® system, a hand-held inhaler designed to deliver a pure drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. Active pipeline product candidates include AZ-002 (Staccato alprazolam) for the management of epilepsy in patients with acute repetitive seizures and AZ-007 (Staccato zaleplon) for the treatment of patients with middle of the night insomnia.

ADASUVE® is Alexza’s first commercial product and is currently available in 20 countries. The product is approved for sale by the U.S. Food and Drug Administration, the European Commission and in several Latin American countries. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, the Commonwealth of Independent States countries, the Middle East and North Africa countries, Korea, Philippines and Thailand.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the adequacy of the Company’s capital to support the Company’s operations, the ability of Alexza and Ferrer to effectively and profitably commercialize ADASUVE, Alexza’s ability to secure a new U.S. commercial partner for ADASUVE and the terms of any such partnership, estimated product revenues and royalties associated with the sale of ADASUVE, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President and CEO
650.944.7900 (investor / media questions)
investor.info@alexza.com